                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.   2  )*
                                            -----


                        AMERICAN GREETINGS CORPORATION
                        ------------------------------
                                (Name of Issuer)

                             Class A Common Stock
                             --------------------
                        (Title of Class of Securities)

                                  026375 10 5
                                  -----------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No. 026375 10 5                   13G                Page 2 of 7 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            American National Bank and Trust Company 36-0727633
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            United States

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                2,502,692 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              1,400 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 2,460,337 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              35,040 shares
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            2,504,092 shares

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            3.59%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            BK

- ------------------------------------------------------------------------------

  CUSIP No. 026375 10 5                   13G                Page 3 of 7 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            American National Corporation 36-2794382
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            None except indirectly through one or more subsidiaries as reported herein. See Item 4.

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            -0-

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            CO HC

- ------------------------------------------------------------------------------

  CUSIP No. 026375 10 5                   13G                Page 4 of 7 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            First Chicago Corporation 36-2669970
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            None except indirectly through one or more subsidiaires as reported herein. See Item 4.
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            -0-

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            HC CO

- ------------------------------------------------------------------------------

Item 1(a).       Name of Issuer:
- ----------       --------------

                 American Greetings Corporation (the "Company")

Item 1(b).       Address of Issuer's Principal Executive Offices:
- ----------       -----------------------------------------------

                 10500 American Road
                 Cleveland, Ohio 44144

Item 2(a).       Name of Person Filing:
- ----------       ---------------------

                 First Chicago Corporation ("FCC") on behalf of itself, American National Corporation ("ANC") and American National Bank and Trust Company of Chicago ("ANB") is filing this statement. The agreement of FCC, ANC and ANB to file joint disclosure statements on Schedule 13G was filed previously as Exhibit A hereto.

Item 2(b).       Address of Principal Business Office:
- ----------       ------------------------------------

                 For FCC:                    For ANC and ANB:
                 One First National Plaza    33 North LaSalle Street
                 Chicago, Illinois 60670     Chicago, Illinois 60690

Item 2(c).       Citizenship:
- ----------       -----------

                 FCC and ANC are corporations organized under the laws of the state of Delaware. ANB is a national banking association organized under the laws of the United States.

Item 2(d).       Title of Class of Securities:
- ----------       ----------------------------

                 Common Stock Class A (the "Common")

Item 2(e).       CUSIP Number
- ----------       ------------

                 026375 10 5

Item 3.          Type of Person Filing:
- -------          ---------------------

                 (b)  ANB is a Bank as defined in section 3(a)(6) of the Act.
                 (g) Each of FCC and ANC is a Parent Holding Company in accordance with (S)240.13d-1(b)(ii)(g).

Item 4.          Ownership:
- -------          ---------

                 (a)-(b) FCC may be deemed to own shares of Common solely through its ownership of ANC. ANC may be deemed beneficially to own shares of Common solely through its ownership of ANB. ANB holds solely in a fiduciary capacity 2,504,092 shares of Common Stock of the Company, representing 3.59% of the Company's outstanding Common. FCC may also be deemed to own 8,200 shares of Common held in a fiduciary capacity by The First National Bank of Chicago ("FNBC"), a wholly-owned subsidiary.

                 (c) ANB has sole voting power over 2,502,692 shares, shared voting power over 1,400 shares, sole disposition power over 2,460,337 shares and shared disposition power over 35,040 shares. FNBC has sole voting power and sole disposition power over all 8,200 shares held by it. Also see items 5 through 9 and item 11 on pages two, three and four hereof.

Item 5.          Ownership of Five Percent or Less of a Class:
- -------          --------------------------------------------

                 If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of
                 securities, check the following   [X].

Item 6.          Ownership of More Than Five Percent on Behalf of Another
- -------          Person:
                 --------------------------------------------------------

                 Not applicable.

Item 7.          Identification and Classification of the Subsidiary Which
- -------          Acquired the Security Being Reported On by the Parent Holding
                 Company:
                 -------------------------------------------------------------

                 See Items 2(a) and 3.

Item 8.          Identification and Classification of Member of the Group:
- -------          ---------------------------------------------------------

                 Not applicable.

Item 9.          Notice of Dissolution of Group:
- -------          ------------------------------

                 Not applicable.

Item 10.         Certification:
- --------         -------------

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Disclaimer
- ----------

   First Chicago Corporation expressly declares that the filing of this statement shall not be construed as an admission that First Chicago Corporation, is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

   American National Corporation expressly declares that the filing of this statement shall not be construed as an admission that American National Corporation, is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

 Signature:
 ----------

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1995

                                           FIRST CHICAGO CORPORATION


                                                /s/ Maurice E. Moore
                                           By:  __________________________

                                                Senior Vice President and
                                                Treasurer